Exhibit 99.7
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of James E. Perry
Senior Vice President and Chief Financial Officer
July 26, 2017
Thank you, Steve and good morning everyone.
Yesterday, we announced our results for the second quarter of 2017. For the quarter, the Company reported revenues of $906 million and earnings per share of $0.33, compared to revenues of $1.2 billion and EPS of $0.62 for the second quarter of 2016.
During the second quarter, we repurchased over 1.9 million shares of our common stock in the open market for $52 million, leaving $163 million remaining under our current share repurchase authorization. We also announced an 18% increase in our quarterly dividend, from 11 cents per share to 13 cents per share. Since 2012, we have returned approximately $675 million to shareholders through our share repurchases and dividends.
During the second quarter, we added railcars to our wholly-owned lease fleet with a value of $124 million and invested $19 million in capital expenditures across our manufacturing businesses and at the corporate level.
As Bill mentioned, we recently made two complimentary acquisitions in our Construction Products Group, including a small lightweight aggregates business in the second quarter and a trench shoring business early in the third quarter.
During the second quarter, we sold a portfolio of $100 million of leased railcars through our Railcar Investment Vehicle platform. As Steve indicated, we continue to expect total sales of leased railcars of between $300 million and $350 million during 2017.
In May, we issued approximately $300 million of non-recourse secured bank term notes in our leasing company. We were pleased to achieve an attractive interest rate and terms for this debt. This will support the higher level of railcar leasing capex in 2017 than our prior guidance, due to the increased railcar delivery guidance.
Our balance sheet remains very strong. At the end of the second quarter, our cash, cash equivalents and short-term marketable securities totaled $988 million, more than off-setting the recourse debt on our balance sheet. Combined with our available credit facilities, our available committed liquidity position was approximately $2.3 billion at the end of the quarter.
Consolidated SE&A expenses for the second quarter increased year-over-year by 6%, for a number of reasons, led by bad debt expense - primarily related to one customer in our Energy Equipment Group - and increased insurance and litigation-related costs. These increases were partially offset by a reduction in compensation expenses.
We are also investing in our businesses through research and development, as well as upgrading infrastructure across the company. We are implementing a number of necessary technology upgrades that will position us well when production volumes increase. We have found in past cycles that downturns are a good time in our businesses to implement these upgrades. These investments add to our SE&A, but we believe better prepare us for long term growth.
In our press release yesterday, we provided updated full year 2017 earnings guidance of $1.10 to $1.30, compared to our prior guidance of $1.00 to $1.25. The increase to guidance reflects second quarter results and better visibility that we now have with respect to the remaining six months of the year.

In 2017, we continue to anticipate total Company revenues, excluding sales of leased railcars, of approximately $3.5 billion.
As Steve mentioned, we increased our railcar delivery guidance and now expect our Rail Group to deliver approximately 18,000 railcars in 2017. The majority of the increase in our delivery guidance reflects railcars that are expected to be delivered to our Leasing Company. We now expect Rail Group revenues of approximately $2 billion during 2017 with an operating margin of 9.5%, an improvement from our previous guidance of 8.0%.
In 2017, at the consolidated company level, we now expect to eliminate $690 million of the Rail Group’s revenues due to sales to our leasing company and to defer $90 million of operating profit from these sales. Both of these figures are higher than previously projected due to the volume and mix of railcars that we now anticipate adding to our lease fleet. As a reminder, these revenue eliminations and profit deferrals result from the accounting treatment of sales from our railcar manufacturing company to our railcar leasing company.
We anticipate Energy Equipment Group revenues of $950 million, with an operating margin of 10% for the full year. As Bill mentioned, we expect deliveries in our wind towers business to be lower in the fourth quarter as customers make planned reductions in year-end inventories. As a result, we expect the Group’s fourth quarter revenues and operating margin to step down relative to the annual pace.
We expect revenues of $510 million for our Construction Products Group, down slightly from our prior forecast, but maintain expectations of an operating margin of 14% in 2017.
For the Inland Barge Group, we now expect revenues of $155 million and an operating margin of 1.5% in 2017, both down year-over-year due to weak market conditions. We had previously guided to revenues of $175 million and a margin of 3% during 2017 for this business. The new guidance implies an operating loss in this Group for the back half of the year.
We now anticipate our Leasing Group to record 2017 leasing and management revenues of $720 million with operating profit of $310 million, both an improvement from the guidance we provided in April. These figures exclude sales of leased railcars.
Our full-year EPS guidance includes the following corporate-level assumptions:
•Corporate expenses of between $135 million and $145 million;
•A reduction of 3 cents per share due to the two-class method of accounting, compared to calculating Trinity’s EPS directly from the face of the income statement;
•A reduction of 6 cents per share due to our non-controlling interest in the partially-owned lease fleet;
•Dilution from the convertible notes of 2 cents per share, based on the current stock price; and
•A tax rate of approximately 36%, which includes the 29% tax rate during the first quarter and the 41% higher-than normal tax rate in the second quarter due to the adoption of a new accounting standard. We expect a back-half 2017 tax rate of approximately 37%.
In terms of investment, we expect manufacturing and corporate capital expenditures in the range of $90 million to $110 million in 2017. We anticipate adding approximately $740 million of leased railcars to our wholly-owned fleet, which includes new additions as well as a modest level of secondary market purchases. The net investment in our wholly-owned lease fleet, after netting the proceeds from expected sales of leased railcars and deferred profit from new additions, is expected to be between $315 million and $365 million.
As we indicated in our press release yesterday, actual results in 2017 may differ from present expectations and could be impacted by a number of factors including, among others, the “Risk Factors” and “Forward-Looking Statements” disclosed in our 10-K.

We remain focused on long-term value creation, and we continue to maintain a balanced approach to capital allocation. Our activity over the last few months, including share repurchases and a dividend increase, “bolt-on” acquisitions, and lease fleet investment are good examples of our balanced approach.
Our operator will now prepare us for the question and answer session.
-- Q&A Session --